EXHIBIT 10.12

CONTRACTOR AGREEMENT

This Contractor Agreement (this “Agreement”) is made and entered into as of the 15th day of June, 2007 by and between Trans-India Acquisition Corporation (the “Company”), Johnson and Colmar (“J&C”), Haigler Investments (“Haigler”) and Cliff Haigler (“Contractor”). J&C desires to retain Haigler as an independent contractor for Contractor to perform certain financial services for the Company and to act as Chief Financial Officer and principal financial and accounting officer of the Company and Haigler and Contractor are willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.	SERVICES AND COMPENSATION

(a) Haigler and Contractor agree to perform for J&C on behalf of the Company the services described in Exhibit A (“Services”).

(b) J&C agrees to pay Haigler the compensation set forth in Exhibit A for the performance of the Services by Haigler and Contractor.

(c) Haigler agrees that Contractor will be the sole person providing the Services on behalf of Haigler hereunder.

(d) Haigler and Contractor agree that the Company shall not be liable to Haigler or Contractor for the performance of any of the Services by Haigler and Contractor.

2.	CONFIDENTIALITY

(a) “Confidential Information” means any Company or client proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company or J&C on behalf of the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

(b) Neither Haigler nor Contractor will, during or subsequent to the term of this Agreement, use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company and its client(s) or disclose the Confidential Information to any third party, and said Confidential Information shall remain the sole property of the Company and its client(s). Haigler and Contractor further agree to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which (i) is known to Haigler or Contractor at the time of disclosure to Haigler or Contractor by the Company as evidenced by written records of Haigler or Contractor, (ii) has become publicly known and made generally available through no wrongful act of Haigler or Contractor, or (iii) has been rightfully received by Haigler or Contractor from a third party who is authorized to make such disclosure.

(c) Haigler and Contractor agree that neither Haigler or Contractor will, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Haigler or Contractor has an agreement or duty to keep in confidence information acquired by Haigler or Contractor in confidence, if any, and that neither Haigler or Contractor will bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

(d) Haigler and Contractor recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Haigler and Contractor agree that Haigler and Contractor owe the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e) Upon the termination of this Agreement, or upon Company’s earlier request, Haigler and Contractor will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information in tangible form that Haigler and Contractor may have in their possession or control.

3.	UPDATES

Haigler and Contractor agree that they will from time to time during the term of this Agreement or any extension thereof keep J&C and the Company advised as to Contractor’s progress in performing the Services hereunder and that Haigler and Contractor will, as requested by J&C or the Company, prepare written updates with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Services hereunder.

4.	CONFLICTING OBLIGATIONS

Haigler and Contractor certify that neither Haigler or Contractor has any outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Haigler or Contractor from complying with the provisions hereof, and further certifies that neither Haigler or Contractor will enter into any such conflicting Agreement during the term of this Agreement.

5.	TERM AND TERMINATION

(a) This Agreement will commence on the date first written above and will continue until the earlier of (i) final completion of the Services or (ii) earlier termination as provided below.

(b) J&C or the Company may terminate this Agreement immediately for any reason upon giving prior written notice thereof to the other parties hereto.

(c) Upon such termination all rights and duties of the parties toward each other shall cease except:

(i) that J&C shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Haigler for unpaid Services and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

(ii) this Section 5 and Sections 2 (Confidentiality), 7 (Independent Contractor), 9 (Governing Law), 10 (Entire Agreement) and 11 (Miscellaneous) shall survive termination of this Agreement.

6.	ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Haigler without the express written consent of J&C. Haigler shall not subcontract any of its obligations hereunder, and Contractor shall be the sole person performing the Services on behalf of Haigler.

7.	INDEPENDENT CONTRACTOR

Nothing in this Agreement shall in any way be construed to constitute Contractor as an agent, employee or representative of J&C or the Company, but Haigler and Contractor shall perform the Services hereunder as an independent contractor. Haigler and Contractor agree to furnish (or reimburse J&C for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance, except as expressly provided on Exhibit A of this Agreement. Haigler and Contractor acknowledge and agree that Haigler and Contractor are obligated to report as income all compensation received by Haigler and Contractor pursuant to this Agreement, and Contractor agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Haigler and Contractor agree to indemnify and hold harmless J&C and the Company and their partners, directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with a determination by a court or agency that Haigler or Contractor is not an independent contractor and any obligation imposed on J&C or the Company to pay withholding taxes or similar items in respect of Haigler or Contractor.

8.	BENEFITS

Contractor acknowledges and agrees, and it is the intent of the parties hereto, that Contractor receive no benefits from J&C or the Company, either as an independent contractor or employee. If Contractor is reclassified by a state or federal agency or court as an employee for tax or other purposes, Contractor will become a non-benefit employee and will receive no benefits from J&C or the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of J&C or the Company in effect at the time of such reclassification Contractor would otherwise be eligible for such benefits.

9.	GOVERNING LAW

This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

10.	ENTIRE AGREEMENT

This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended in any respect other than by written instrument signed by the party against whom enforcement is sought.

11.	MISCELLANEOUS

(a) Section headings are employed in this Agreement for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

(b) Any notice or other communication required or permitted by this Agreement shall be in writing and shall be deemed given if delivered via email or facsimile (with acknowledgment of complete transmission) to a party hereto at the such party’s address set forth below (or at such other address for a party as may be specified by like notice).

(i)	If to J&C or the Company, to:

c/o Trans-India Acquisition Corporation

Attention: Craig Colmar

Email: ccolmar@jocolaw.com

Facsimile: (312) 922-9283

(ii)	If to Haigler or Contractor, to:

the address for notice set forth on the signature page hereto

(c) In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled

(d) If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HAIGLER INVESTMENTS		TRANS-INDIA ACQUISITION CORPORATION

By:	/s/ CLIFF HAIGLER	By:	/s/ CRAIG COLMAR
Name:	Cliff Haigler	Name:	Craig Colmar
Title:	President	Title:	Secretary

CONTRACTOR		JOHNSON AND COLMAR

/s/ CLIFF HAIGLER		By:	/s/ CRAIG COLMAR
Cliff Haigler		Name:	Craig Colmar

Address for Notice:		Title:	Partner

Email:	Cliff@Haigler.net

Facsimile:

EXHIBIT A

SERVICES AND COMPENSATION

1.	Services.

The Services shall include providing financial management and administrative services to J&C on behalf of the Company, including Contractor acting as Chief Financial Officer of the Company in accordance with the Company’s charter documents and policies. Contractor will have the designation as principal financial and accounting officer under the rules and regulations of the Securities and Exchange Commission and will be a Section 16 reporting individual of the Company.

2.	Compensation.

(a) J&C shall pay Haigler $5,000 per month for Services performed by Contractor.

(b) J&C shall reimburse Haigler for all expenses incurred by Haigler and Contractor in performing the Services pursuant to this Agreement; provided that Haigler receives prior written approval from J&C prior to incurring such expenses.

(c) Haigler shall submit a detailed statements for services and expenses, including a description of work performed, on the last day of each month. J&C will pay Haigler’s invoice within 30 days following receipt.